Exhibit (g)(24)

NORTHERN INSTITUTIONAL FUNDS

ADDENDUM NO. 6 TO THE FOREIGN CUSTODY AGREEMENT

This Addendum No. 6, dated as of the 18th day of February, 2011, is entered into between NORTHERN INSTITUTIONAL FUNDS (the “Trust”), a Delaware statutory Trust, and THE NORTHERN TRUST COMPANY (“Northern”), an Illinois state bank.

WHEREAS, the Trust and Northern have entered into a Foreign Custody Agreement dated March 1, 1994, as amended by Addendum No. 1 dated as of January 22, 1997, Addendum No. 2 dated as of December 1, 1997, Addendum No. 3 dated as of March 31, 1998, Addendum No. 4 dated as of October 30, 2001, and Addendum No. 5 dated as of July 29, 2003 (the “Foreign Custody Agreement”), pursuant to which the Trust ahs appointed Northern to act as custodian to the Trust for its International Equity Index Portfolio and International Equity Portfolio (each a “Portfolio,” collectively, the “Portfolios”); and

WHEREAS, the Trust and Northern wish to amend the Foreign Custody Agreement to extend its termination date to June 30, 2012.

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Duration and Termination. Section 13 of the Foreign Custody Agreement is amended and restated in its entirety as follows:

Duration and Termination. This Agreement shall continue, unless sooner terminated as provided herein, until June 30, 2012, and for each Portfolio thereafter shall continue automatically for periods of one year so long as each such latter continuance is approved at least annually (a) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons (as defined by the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by a majority of the outstanding Shares (as defined with respect to voting securities in the 1940 Act) representing the interests in such Portfolio; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by vote of a majority of Trustees of the Trust or by vote of a majority of the outstanding Shares (as so defined) of the Trust on 60 days’ written notice to Northern, or by Northern at any time, without the payment of any penalty, on 60 days’ written notice to the Trust.

2.	Capitalized Terms. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Foreign Custody Agreement.

3.	Miscellaneous. Except to the extent supplemented hereby, the Foreign Custody Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.

IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the day and year first above written.

All signatures need not appear on the same copy of this Addendum.

NORTHERN INSTITUTIONAL FUNDS

By:	/s/ Lloyd A. Wennlund
Name:	Lloyd A. Wennlund
Title:	President

THE NORTHERN TRUST COMPANY

By:	/s/ Eric K. Schweitzer
Name:	Eric K. Schweitzer
Title:	Senior Vice President